DEFERRED CASH BONUS AGREEMENT

THIS DEFERRED CASH BONUS AGREEMENT (this “Agreement”) is entered into as of December 23,  2020 (the “Effective Date”) by and between The Provident Bank (the “Bank”) and David P. Mansfield (the “Executive”); references to the “Company”  herein means Provident Bancorp, Inc.; and

WHEREAS, the Bank desires to reward the Executive for his contributions to the Bank and induce him to continue in the employ of the Bank; and

WHEREAS, the Bank and the Executive desire to enter into this Agreement in order to document the terms of the deferred cash bonus awarded to the Executive in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other valuable consideration paid, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

1. Definitions.

(a)Cause means (i) the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; or (ii) conviction of a crime related to banking activity or moral turpitude; or (iii) gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a two-thirds (2/3) vote of all of the members of the Board of Directors then in office, such vote to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Bank or the Company.  For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or a senior officer of the Bank, or based upon the advice of counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.  Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Cause” unless and until there shall have been delivered to him a copy of a certification by the Bank that two-thirds (2/3) of the entire Board of Directors found in good faith that the Executive was guilty of conduct which is deemed to be Cause and specifying in particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such Cause and an opportunity for him together with his counsel, to be heard before the Board of Directors.

(b)Change in Control means a change in control of the Bank or the Company, as defined in Section 409A of the Code, and the regulations promulgated thereunder, including the following:

(i)Change in ownership: A change in ownership of the Bank of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(ii)Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the Bank or the Company; or (ii) a majority of the Bank’s or the Company’s Board of Directors is replaced during any twelve (12)-month period by individuals whose appointment or election is not endorsed in advance by a majority of the Bank’s or the Company’s Board of Directors, or

(iii)Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or the

Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(c)Disability means, in accordance with Section 409A(a)(2)(c) of the Code and any regulations or other Internal Revenue Service guidance promulgated thereunder, when the Bank in its sole and absolute discretion has determined that the Executive is totally and permanently disable because the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Executive by reason of any medically determinable physical or mental impairment that can be expected to result in death.  The Bank may, but is not required to, delegate its determination of Disability to its long-term disability insurance policy carrier, if any, or to any other third-party.

(d)Good Reason means the following events but only if they shall occur within three years following a Change in Control:

(i)The failure of the Board of Directors of the Bank (the “Board”) or its successor to elect the Executive to the office held as of the date of this Agreement, or to such other office(s) in which the Executive is then serving at the mutual agreement of the Executive and the Bank or to continue the Executive in such office; or

(ii)A reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

(iii)A material breach by the Bank or its successor of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Bank specifying the nature of such failure or breach; or

(iv)The failure of the Bank to obtain a satisfactory agreement from any successor thereof to assume and agree to perform this Agreement.

(v)The failure by the Bank to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits, or the failure by the Bank to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of employment with the Bank in accordance with the normal vacation policies in effect at the time of the Change in Control; or

(vi)A reasonable determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control.

2.Deferred Cash Bonus.

(a) Provided the Executive remains continuously employed with the Bank from the Effective Date through the applicable dates set forth below, the Executive shall be entitled to receive a total bonus payment in the amount of $354,900, payable in three separate installments of $118,300 (each a “Deferred Cash Bonus Payment”), as follows:

If Continuously Employed Through:	Applicable Deferred Cash Bonus Payment
September 30, 2021 (“First Vesting Date”)	$118,300 will be paid within thirty (30) days of the First Vesting Date.
September 30, 2022 (“Second Vesting Date”)	$118,300 will be paid within thirty (30) days of the Second Vesting Date.
September 30, 2023 (“Third Vesting Date”)	$118,300 will be paid within thirty (30) days of the Third Vesting Date.

(b)  If the Executive terminates from employment after experiencing a Disability after the Effective Date but before the Third Vesting Date, the Bank will pay to the Executive, or the Executive’s beneficiary (or if none, to the Executive’s estate), as applicable, the Deferred Cash Bonus Payments that the Executive otherwise would have earned had Executive remained employed by the Bank through the Third Vesting Date, in a lump sum cash payment paid within thirty (30) calendar days of the date of the Executive’s termination of employment.

(c)  If the Executive dies after the Effective Date but before the Third Vesting Date, the Bank will pay to the Executive’s designated beneficiary (or if none, to the Executive’s estate) the Deferred Cash Bonus Payments that the Executive otherwise would have earned had the Executive remained employed by the Bank through the Third Vesting Date, in a lump sum cash payment paid within thirty (30) calendar days of the date of the Executive’s death.

(d)  If the Bank terminates the Executive’s employment without Cause or the Executive terminates employment for Good Reason within twenty-four (24) months following the effective date of a Change in Control but before the Third Vesting Date, the Bank will pay to the Executive the Deferred Cash Bonus Payments that the Executive otherwise would have earned had the Executive remained employed by the Bank through the Third Vesting Date, in a lump sum cash payment paid within thirty (30) calendar days of the date of the Executive’s termination of employment.

(e)If the Executive’s employment terminates for any reason other than those set forth in subsections (a), (b), (c) or (d) of this Section 2 before the Third Vesting Date, then any unpaid Deferred Cash Bonus Payments will be forfeited.

3.General Provisions.

(a)  Employment Rights.  Nothing in this Agreement shall constitute an agreement of employment, give the Executive the right to continue in the employ of the Bank, or otherwise interfere with the right of the Bank to terminate the employment of the Executive at any time.

(b)  Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

(c)  Unfunded Obligation. All benefits due the Executive (or a person claiming through or on behalf of the Executive) under this Agreement are unfunded and unsecured and are payable out of the general funds of the Bank.

(d)  Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion hereof shall not affect the validity of the remainder thereof.

(e)  Application of Section 409A.

(i) The amounts payable pursuant to this Agreement are intended to be exempt from Code Section 409A and this Agreement will be administered, construed and interpreted in that manner.  The Executive acknowledges that the Bank has not provided any tax advice to the Executive, and none of the foregoing constitutes any assurance, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Executive with respect to this Agreement or the payments payable hereunder.

(ii)Notwithstanding anything in this Agreement to the contrary, to the extent that a payment described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment is payable upon the Executive’s termination of employment, then the payments will be payable only upon the Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). For purposes of this Agreement, references to “termination of employment” shall have the same meaning as Separation from Service.

(iii)Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment that constitutes deferred compensation for purposes of Code Section 409A will be made during the first six (6) months following the Executive’s Separation from Service.  Rather, any payment that would otherwise be paid to the Executive during that six-month period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent payments will be paid in the manner specified in this Agreement.

(f)  Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The parties may sign and deliver this Agreement by facsimile transmission or by electronic mail in “portable document format.” Each party agrees that the delivery of this Agreement by facsimile or by electronic mail in “portable document format” shall have the same force and effect as delivery of original signatures, and that each party may use such facsimile or electronic mail signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

(g)  Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

(h)  Entire Agreement; Survival. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter whether oral or written.

(i)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have caused this Deferred Cash Bonus Agreement to be signed as of the date first written above.

THE PROVIDENT BANK

By:	/s/ Joseph B. Reilly
Name:	Joseph B. Reilly
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ David P. Mansfield
Name:	David P. Mansfield